Exhibit 99.1
Michael McAndrew, Chief Financial Officer
Black Box Corporation
(724) 873-6788
(724) 873-6799 (fax)
Email: investors@blackbox.com
FOR IMMEDIATE RELEASE
BLACK BOX CORPORATION REPORTS PRELIMINARY THIRD QUARTER AND YEAR-TO-
DATE FISCAL 2007 RESULTS
- Reports quarterly revenues of $265 million and quarterly operating EPS of 78¢ -
PITTSBURGH, PENNSYLVANIA, February 12, 2007 — Black Box Corporation (NASDAQ:BBOX) today reported preliminary results for the third quarter Fiscal 2007 ended December 30, 2006. The financial information included in this press release is preliminary and subject to change as described in “Review of Stock Option Practices” below. For the third quarter Fiscal 2007, diluted earnings per share were 59¢ on net income of $10.6 million or 4.0% of revenues compared to diluted earnings per share of 70¢ on net income of $12.5 million or 6.9% of revenues for the same quarter last year. On a sequential quarter comparison basis, second quarter Fiscal 2007 diluted earnings per share were 74¢ on net income of $13.1 million or 4.8% of revenues. Excluding reconciling items, operating earnings per share (which is a non-GAAP term and is defined below) for third quarter Fiscal 2007 were 78¢ on operating net income (which is a non-GAAP term and is defined below) of $13.8 million or 5.2% of revenues compared to operating earnings per share of 75¢ on operating net income of $13.3 million or 7.3% of revenues for the same quarter last year. Management believes that presenting operating earnings per share and operating net income excluding reconciling items is useful to investors because it provides a more meaningful comparison of the ongoing operations of the Company.
During third quarter Fiscal 2007, the Company’s reconciling items included pre-tax charges of $2.6 million for amortization of intangible assets on acquisitions, $1.6 million for stock-based compensation expense, and $0.7 million for asset write-up depreciation expense on acquisitions. The impact of these reconciling items after tax on net income and EPS is $3.2 million and 18¢, respectively. During third quarter Fiscal
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2006, as previously disclosed, the Company’s reconciling items included pre-tax charges of $1.1 million for amortization of intangible assets on acquisitions and $0.1 million for asset write-up depreciation expense on acquisitions. The impact of these reconciling items after tax on net income and EPS is $0.8 million and 5¢, respectively. See below for further discussion regarding management’s use of non-GAAP accounting measurements.
Third quarter Fiscal 2007 total revenues were $265 million, an increase of $83 million or 45% from $182 million for the same quarter last year. On a sequential quarter comparison basis, third quarter Fiscal 2007 total revenues decreased $7 million or 2% from second quarter Fiscal 2007 total revenues of $271 million.
During third quarter Fiscal 2007, the Company repurchased 60,000 shares of common stock for approximately $3 million. Since the inception of the program in April 1999, the Company has repurchased 7.4 million shares of common stock for approximately $318 million of consideration. The funding of this program has been provided primarily through the Company’s free cash flow generation.
Third quarter Fiscal 2007 cash provided by operating activities was $3 million or 30% of net income, compared to $16 million or 131% of net income for the same quarter last year. Third quarter Fiscal 2007 free cash flow (which is a non-GAAP term and is defined below) was $7 million compared to $24 million for the same quarter last year. On a sequential quarter comparison basis, second quarter Fiscal 2007 cash provided by operating activities was $9 million or 70% of net income and free cash flow was $12 million. Black Box utilized its third quarter Fiscal 2007 free cash flow to fund mergers and acquisitions of $3 million, repurchase $3 million of its common stock, and pay dividends of $1 million. Management believes that free cash flow, defined by the Company as cash provided by operating activities less net capital expenditures, plus proceeds from stock option exercises, plus or minus foreign currency translation adjustments, is an important measurement of liquidity as it represents the total cash available to the Company.
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For the nine-month period ended December 30, 2006, diluted earnings per share was $1.77 on net income of $31.5 million or 4.1% of revenues compared to diluted earnings per share of $1.88 on net income of $32.7 million or 6.0% of revenues for the same period last year. Excluding reconciling items, operating earnings per share for the nine-month period ended December 30, 2006 were $2.27 on operating net income of $40.4 million or 5.3% of revenues compared to operating earnings per share of $2.28 on operating net income of $39.7 million or 7.3% of revenues for the same period last year.
For the nine-month period ended December 30, 2006, the Company’s reconciling items included pre-tax charges of $5.9 million for amortization of intangible assets on acquisitions, $4.8 million for stock-based compensation expense, $1.9 million for asset write-up depreciation expense on acquisitions, and $1.1 million for restructuring charges / severance costs. The impact of these reconciling items after tax on net income and EPS is $9.0 million and 50¢, respectively. During the nine-month period ended December 31, 2005, as previously disclosed, the Company’s reconciling items included pre-tax charges of $5.3 million for restructuring charges / severance costs, $3.4 million for amortization of intangible assets on acquisitions, and $2.0 million for asset write-up depreciation expense on acquisitions. The impact of these reconciling items after tax on net income and EPS is $7.0 million and 40¢, respectively. See below for further discussion regarding management’s use of non-GAAP accounting measurements.
For the nine-month period ended December 30, 2006, total revenues were $767 million, an increase of $220 million or 40% from $546 million for the same period last year.
Cash provided by operating activities for the nine-month period was $25 million or 78% of net income compared to $39 million or 119% of net income for the same period last year. Free cash flow was $33 million compared to $53 million for the same period last year. Black Box utilized its nine-month period free cash flow to fund mergers and acquisitions of $16 million, repurchase $14 million of its common stock, and pay dividends of $3 million.
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The Company’s 6-month order backlog was $162 million at December 30, 2006 compared to $94 million for the same quarter ended last year. On a sequential quarter end comparison basis, the Company’s 6-month order backlog was $165 million at September 30, 2006.
For FY08, the Company is targeting total year reported revenues of approximately $1.0 billion; corresponding operating earnings per share in the range of $3.45 to $3.65; and cash provided by operating activities in the range of 80% to 90% of operating net income.
All of the above ranges exclude acquisition-related expense and stock option-based expense (including the impact of SFAS 123(R)), any restructuring and severance expenses related to the NextiraOne integration plan, and are before any new mergers and acquisition activity that has not been announced.
Commenting on the quarter and the FY08 outlook, Fred C. Young, Chief Executive Officer, said, “We are very pleased to report revenues of $265 million for our December quarter. This level of revenues represents 45% growth over last year’s $182 million. It also represents the second highest quarterly revenues we have ever reported. In addition, our nine-month revenues have grown 40%, setting a new record at $767 million. We have generated more revenues in nine months this year than we did for our entire previous fiscal year ($721 million). This type of significant growth and associated increase in market share are what we have been and continue to be focused on.”
Mr. Young went on to say, “With Black Box now at the $1.0 billion level of revenues, we are tuning our associated cost structure accordingly. To this end, we are making good progress with the NextiraOne integration. Our goal is to finish the bulk of this integration within the next 6 to 9 months. The contributing results of this integration program are consistent with our goal to achieve our operating earnings per share and cash flow targets for FY08, which starts in April.”
The Company will conduct a conference call beginning at 5:00 p.m. Eastern Standard Time today, February 12, 2007. Fred C. Young, Chief Executive Officer, will host the call. To participate in the call, please dial 612-332-1025 approximately 15 minutes prior to the starting time and ask to be connected to the Black Box Earnings Call. A replay of the conference call will be available for one week after the teleconference by dialing 320-365-3844 and using access code 862344.
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Review of Stock Option Practices
As previously announced, the Audit Committee of the Board of Directors of the Company, with the assistance of outside legal counsel, is conducting an independent review of the Company’s historical stock option grant practices and related accounting for stock option grants. At this time, the Audit Committee has not completed its assessment, and its review of such practices is continuing. That investigation currently includes all stock option grants since 1992, including an examination of option grants that could affect the historical financial statements for all of the fiscal years and fiscal quarters contained in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2006 and its Forms 10-Q for the fiscal year ending March 31, 2007.
Although the Audit Committee’s review is ongoing, the Company believes that it will need to record additional non-cash charges for stock-based compensation expense relating to certain stock option grants. The Company has not yet determined the aggregate amount of such expense or the periods in which such expense would be recorded. Accordingly, the Company has not yet determined whether it will need to restate its historical financial statements. Further, the Company has not determined, in the event of any such restatement, which historical financial statements may need to be restated, the magnitude of any such restatement, or the tax impact that may result. The preliminary results provided in this release do not include any such additional charges and are subject to adjustments based on the outcome of the review. The Company currently expects, however, that any such restatement would not have a material impact on Fiscal 2007 earnings.
As previously disclosed, the Company will delay the filing of its Form 10-Q for the quarter ended December 30, 2006. As soon as practical following the completion of the Audit Committee’s review, the Company will file its Form 10-Q for the quarter ended December 30, 2006 and any necessary restatements and amended filings.
The Company continues to express caution with respect to investors’ ability to rely on its historical financial statements until the Company can determine with certainty whether a restatement will be required and, if so, the extent of any such restatement and the periods affected.
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Black Box is the world’s largest technical services company dedicated to designing, building, and maintaining today’s complicated data and voice infrastructure systems. Black Box services 175,000 clients in 141 countries with 173 offices throughout the world. To learn more, visit the Black Box website at www.blackbox.com.
Black Box and the Double Diamond logo are registered trademarks and DVH is a trademark of BB Technologies, Inc.
Any forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “target,” “may,” “will,” “project,” “intend,” “plan,” “believe,” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Although it is not possible to predict or identify all risk factors, they may include the outcome of the review of the Company’s stock options practices, including the related informal SEC inquiry and shareholder derivative lawsuit, levels of business activity and operating expenses, expenses relating to corporate compliance requirements, cash flows, global economic conditions, successful integration of acquisitions, including the Norstan, NextiraOne, and Nu-Vision Technologies businesses, the timing and costs of restructuring programs, successful marketing of DVH (Data, Voice, Hotline) services, and successful implementation of our M&A program, including identifying appropriate targets, consummating transactions, and successfully integrating the businesses. Additional risk factors are included in the Company’s Annual Report on Form 10-K. We can give no assurance that any goal, plan, or target set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
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BLACK BOX CORPORATION
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three months ended		Nine-months ended
	December 30 and 31		December 30 and 31
In thousands, except per share amounts	2006	2005	2006	2005

Revenues:
Hotline products	$57,770	$52,771	$165,058	$160,279
On-Site services	207,036	129,364	601,468	386,188

Total	264,806	182,135	766,526	546,467

Cost of sales:
Hotline products	29,887	26,308	83,195	79,011
On-Site services	138,234	82,425	401,766	249,232

Total	168,121	108,733	484,961	328,243

Gross profit	96,685	73,402	281,565	218,224

Selling, general & administrative expenses	73,712	50,441	215,069	152,008
Restructuring and other charges	--	--	--	5,290
Intangibles amortization	2,677	1,349	6,114	4,235

Operating income	20,296	21,612	60,382	56,691

Interest expense (income), net	4,148	2,397	11,914	6,686
Other expenses (income), net	(122)	114	65	79

Income before provision for income taxes	16,270	19,101	48,403	49,926

Provision for income taxes	5,695	6,590	16,942	17,224

Net income	$10,575	$12,511	$31,461	$32,702

Earnings per common share:
Basic	$0.61	$0.72	$1.80	$1.92

Diluted	$0.59	$0.70	$1.77	$1.88

Weighted average common shares outstanding:
Basic	17,398	17,286	17,451	17,050

Diluted	17,780	17,786	17,809	17,362

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BLACK BOX CORPORATION
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands	December 30, 2006	March 31, 2006

Assets
Cash and cash equivalents	$15,362	$11,207
Accounts receivable, net	184,403	116,713
Inventories, net	74,077	53,926
Costs and estimated earnings in excess of billings on uncompleted contracts	59,200	23,803
Deferred tax asset	10,456	8,973
Prepaid and other current assets	26,045	16,502

Total current assets	369,543	231,124

Property, plant and equipment, net	39,252	35,124
Goodwill, net	588,556	468,724
Intangibles:
Customer relationships, net	55,962	24,657
Other intangibles, net	36,493	30,783
Deferred tax asset	2,386	4,231
Other assets	4,192	5,091

Total assets	$1,096,384	$799,734

Liabilities
Accounts payable	$75,982	$44,943
Accrued compensation and benefits	23,443	13,954
Deferred revenue	48,998	22,211
Restructuring reserve	10,168	3,292
Billings in excess of costs and estimated earnings on uncompleted contracts	21,444	8,648
Current maturities of long-term debt	587	1,049
Other liabilities	58,913	33,771

Total current liabilities	239,535	127,868

Long-term debt	253,938	122,673
Other liabilities	26,754	8,293

Total liabilities	520,227	258,834

Stockholders’ Equity
Common Stock	25	25
Additional paid-in capital	380,279	362,810
Treasury stock	(317,030)	(296,824)
Accumulated other comprehensive income	22,717	13,036
Retained earnings	490,166	461,853

Total stockholders’ equity	576,157	540,900

Total liabilities and stockholders’ equity	$1,096,384	$799,734

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BLACK BOX CORPORATION
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended		Nine-months ended
	December 30 and 31		December 30 and 31
In thousands	2006	2005	2006	2005

Operating Activities
Net income	$10,575	$12,511	$31,461	$32,702
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Intangibles amortization and depreciation	5,880	3,633	15,333	11,013
Deferred taxes	(817)	(30)	349	(2,083)
Stock compensation expense	1,612	--	4,804	--
Tax benefit from exercised stock options	(92)	(1,376)	(524)	(3,347)
Changes in operating assets and liabilities:
Accounts receivable, net	2,874	8,986	(644)	73
Inventories, net	(1,895)	(31)	(6,629)	5,673
All other current assets excluding deferred tax asset	2,271	1,430	1,755	3,016
Liabilities exclusive of long-term debt	(17,535)	(8,685)	(21,309)	(8,135)

Net cash provided by (used for) operating activities	$2,873	$16,438	$24,596	$38,912

Investing Activities
Capital expenditures	$(1,363)	$(1,551)	$(3,475)	$(3,151)
Capital disposals	140	231	543	1,232
Acquisition of businesses (payments) / recoveries	(5,476)	(13,828)	(132,878)	(40,682)
Prior merger-related (payments) / recoveries	(42)	(213)	(1,431)	(378)

Net cash provided by (used for) investing activities	$(6,741)	$(15,361)	$(137,241)	$(42,979)

Financing Activities
Proceeds from borrowings	$55,502	$51,332	$314,021	$157,280
Repayment of borrowings	(53,710)	(59,463)	(184,946)	(164,698)
Repayment on discounted lease rentals	(3)	(180)	(27)	(847)
Proceeds from exercise of options	5,530	8,892	12,141	16,344
Payment of dividends	(1,041)	(1,028)	(3,157)	(3,049)
Purchase of treasury stock	(2,619)	(4)	(20,206)	(14)

Net cash provided by (used for) financing activities	$3,659	$(451)	$117,826	$(5,016)
Foreign currency exchange impact on cash	$(187)	$(408)	$(1,026)	$(398)

Increase / (decrease) in cash and cash equivalents	$(396)	$218	$4,155	$551
Cash and cash equivalents at beginning of period	$15,758	$11,925	$11,207	$11,592

Cash and cash equivalents at end of period	$15,362	$12,143	$15,362	$12,143

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Non-GAAP Financial Measurements
The Company provides non-GAAP (“adjusted financial measurements”) such as free cash flow, cash provided by operating activities excluding restructuring payments, operating net income, operating earnings per share (EPS), Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”), and Adjusted EBITDA, as a supplement to United States Generally Accepted Accounting Principles (“GAAP”) regarding the Company’s operational performance. These adjusted financial measurements exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Pursuant to the requirements of Regulation G, the Company has provided Management explanations regarding their use and the usefulness of adjusted financial measurements, definitions of the adjusted financial measurements, and reconciliations to the most directly comparable GAAP financial measures which are provided below.
Management uses adjusted financial measurements (a) to evaluate the Company’s historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and associated operating budgets, (c) to allocate resources, (d) to measure operational profitability, and (e) as an important factor in determining variable compensation for Management and its team members. Moreover, the Company has historically reported these adjusted financial measurements as a means of providing consistent and comparable information with past reports of financial results.
While Management believes these adjusted financial measurements provide useful supplemental information to investors, there are limitations associated with the use of adjusted financial measurements. The limitations include (i) the non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company’s competitors, and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation, (ii) the non-GAAP financial measures exclude certain non-cash amortization of intangible assets on acquisitions, however, do not specifically exclude the added benefits of these costs, such as revenue and contributing operating margin, (iii) the non-GAAP financial measures exclude restructuring and severance related costs incurred during the periods reported that will impact future operating results, (iv) the non-GAAP
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financial measures exclude non-cash stock-based compensation charges, which is similar to cash compensation paid to employees and is an integral part of achieving our operating results, (v) the non-GAAP financial measures exclude non-cash asset write-up depreciation expense on acquisitions related to acquisitions made during recent years which is derived from the book value to fair market value write-up on acquired assets, and (vi) there is no assurance the excluded items in the non-GAAP financial measures will not occur in the future. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
Adjusted financial measurements are not in accordance with, or an alternative for, GAAP. The Company’s adjusted financial measurements are not meant to be considered in isolation or as a substitute for comparable GAAP financial measurements, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.
Free Cash Flow
Free cash flow is defined by the Company as cash provided by operating activities less net capital expenditures, plus proceeds from stock option exercises, plus or minus foreign currency translation adjustments. Management’s reasons for exclusion of each item are explained in further detail below.
Net capital expenditures
The Company believes net capital expenditures must be included with cash provided by operating activities to more properly reflect the actual cash available to the Company. Net capital expenditures are typically material and directly impact the availability of the Company’s operating cash. Net capital expenditures are comprised of capital expenditures and capital disposals.
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Proceeds from stock option exercises
The Company believes that proceeds from stock option exercises should be added to cash provided by operating activities to more accurately reflect the actual cash available to the Company. The Company has demonstrated a recurring inflow of cash related to its stock-based compensation plans and since this cash is immediately available to the Company, it directly impacts the availability of the Company’s operating cash. The amount of proceeds from stock option exercises is dependent upon a number of variables, including the number and exercise price of outstanding options and the trading price of the Company’s common stock. In addition, the timing of stock option exercises is under the control of the individual option holder and is not in the control of the Company. As a result, there can be no assurance as to the timing or amount of any proceeds from stock option exercises.
Foreign currency translation adjustment
Due to the size of the Company’s international operations, and the ability of the Company to utilize cash generated from foreign operations locally without the need to convert such currencies to US dollars on a regular basis, the Company believes that it is appropriate to adjust its operating cash flows to take into account the positive and / or negative impact of such charges as such adjustment provides an appropriate measure of the availability of the Company’s operating cash on a world-wide basis. A limitation of adjusting cash flows to account for the foreign currency impact is that it may not provide an accurate measure of cash available in US dollars.
A reconciliation of cash provided by operating activities to free cash flow is presented below:

	3Q07	2Q07	3Q06	3QYTD07	3QYTD06

Cash provided by operating activities	$2,873	$9,116	$16,438	$24,596	$38,912
Capital expenditures	(1,363)	(589)	(1,551)	(3,475)	(3,151)
Capital disposals	140	373	231	543	1,232
Foreign currency exchange impact on cash	(187)	(182)	(408)	(1,026)	(398)

Free cash flow before stock option exercises	$1,463	$8,718	$14,710	$20,638	$36,595
Proceeds from stock option exercises	5,530	3,081	8,892	12,141	16,344

Free cash flow	$6,993	$11,799	$23,602	$32,779	$52,939

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Cash provided by operating activities excluding restructuring payments
Cash provided by operating activities excluding restructuring payments is defined by the Company as cash provided by operating activities plus restructuring payments. The Company believes that restructuring payments should be added to cash provided by operating activities to more accurately reflect the cash flow from operations.
A reconciliation of cash provided by operating activities to cash provided by operating activities excluding restructuring payments is presented below:

	3Q07	2Q07	3Q06	3QYTD07	3QYTD06

Cash provided by operating activities	$2,873	$9,116	$16,438	$24,596	$38,912
Restructuring payments	5,297	4,460	1,537	14,467	9,165

Cash provided by operating activities excluding restructuring payments	$8,170	$13,576	$17,975	$39,063	$48,077

Operating net income and operating earnings per share (EPS)
Management believes that operating net income, defined as net income less reconciling items including restructuring charges / severance costs, amortization of intangible assets on acquisitions, stock-based compensation expense, and asset write-up depreciation expense on acquisitions and operating EPS, defined as operating net income divided by weighted average common shares outstanding (diluted), provides investors additional important information to enable them to assess, in a way Management assesses, the Company’s current and future operations. Management’s reason for exclusion of each item is explained in further detail below:
Restructuring charges / severance costs
The Company believes that incurring costs in the current period(s) as part of a formal restructuring plan or as a result of economies of scale from acquisitions will result in a long-term positive impact on financial performance in the future. Restructuring charges and non-restructuring severance costs are presented in accordance with GAAP in our Condensed Consolidated Statements of Income. However, due to the material amount of additional costs incurred during a single or possibly two successive periods, Management believes that exclusion of these costs and their related tax impact provides a more accurate reflection of the Company’s ongoing financial performance.
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Amortization of intangible assets on acquisitions
The Company incurs non-cash amortization expense from intangible assets related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition, and generally cannot be changed or influenced by Management after the acquisition.
Stock-based compensation expense
The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”) as of April 1, 2006, the first day of the Company’s Fiscal 2007, using the modified prospective transition method. This transition method requires non-cash compensation expense to be recognized for all share-based payments granted after the date of adoption and for all unvested awards existing on the date of adoption. Stock-based compensation expense is now an integral part of ongoing operations since it is considered similar to other types of compensation to employees. However, Management believes that the application of the modified prospective transition method may result in misleading period-over-period comparisons during the transition year of Fiscal 2007 and is providing an adjusted disclosure, which excludes stock-based compensation and its related tax impact in the current period.
Asset write-up depreciation expense on acquisitions
The Company incurs non-cash asset write-up depreciation expense on acquisitions related to acquisitions made during recent years. Specifically, this non-cash expenditure is derived from the book value to fair market value write-up on acquired assets. Asset write-ups are depreciated over their remaining useful life which generally falls between one to five years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are fixed from acquisition to the end of the asset’s useful life, and generally cannot be changed or influenced by Management after the acquisition.
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A reconciliation of net income to operating net income is presented below:

	3Q07	3Q06	3QYTD07	3QYTD06

Net income	$10,575	$12,511	$31,461	$32,702
% of revenues	4.0%	6.9%	4.1%	6.0%
Reconciling items, after tax	3,215	815	8,951	6,968

Operating Net Income	$13,790	$13,326	$40,412	$39,670
% of revenues	5.2%	7.3%	5.3%	7.3%

A reconciliation of diluted earnings per common share (EPS) to operating EPS is presented below:

	3Q07	3Q06	3QYTD07	3QYTD06

Diluted EPS	$0.59	$0.70	$1.77	$1.88
EPS impact of reconciling items	0.18	0.05	0.50	0.40

Operating EPS (1)	$0.78	$0.75	$2.27	$2.28

(1)	Operating EPS may not sum due to rounding.
EBITDA and Adjusted EBITDA
Management believes that EBITDA, defined as income before provision for income taxes plus interest, depreciation, and amortization, is a widely accepted measure of profitability that we believe may be used to measure our ability to service our debt. Adjusted EBITDA, defined as EBITDA plus stock compensation expense, may also be used to measure our ability to service our debt.
A reconciliation of net income to EBITDA is presented below:

	3Q07	2Q07	3Q06	3QYTD07	3QYTD06

Income before provision for income taxes	$16,270	$20,123	$19,101	$48,403	$49,926
Interest	4,148	4,126	2,397	11,914	6,686
Depreciation / Amortization	5,880	5,647	3,633	15,333	11,013

EBITDA	$26,298	$29,896	$25,131	$75,650	$67,625
Stock Compensation Expense	1,612	1,572	--	4,804	--

Adjusted EBITDA	$27,910	$31,468	$25,131	$80,454	$67,625

Supplemental Information:
The following supplemental information including geographical segment results, service type results, same office comparisons, and significant balance sheet ratios and other information is being provided for comparisons of reported results for third quarter Fiscal 2007 and 2006, second quarter Fiscal 2007, and / or third quarter Fiscal 2007 and 2006 year-to-date. All dollar amounts are in thousands unless noted otherwise.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Geographical Segment Results:
Management is presented with and reviews revenues, operating income, and adjusted operating income by geographical segment. Adjusted operating income is defined as operating income less reconciling items, including restructuring charges / severance costs, amortization of intangible assets on acquisitions, stock-based compensation expense, and asset write-up depreciation expense on acquisitions. See above for additional details provided by Management regarding adjusted financial information. Revenues, operating income, and adjusted operating income for North America, Europe, and All Other are presented below:

	3Q07	2Q07	3Q06	3QYTD07	3QYTD06

Revenues:
North America	$220,391	$231,297	$143,173	$644,260	$426,788
Europe	34,610	30,844	29,950	94,799	92,899
All Other	9,805	9,184	9,012	27,467	26,780

Total	$264,806	$271,325	$182,135	$766,526	$546,467

Operating income:
North America	$13,913	$18,937	$15,740	$43,876	$44,136
% of North America revenues	6.3%	8.2%	11.0%	6.8%	10.3%
Europe	$4,502	$3,489	$4,101	$11,134	$7,161
% of Europe revenues	13.0%	11.3%	13.7%	11.7%	7.7%
All Other	$1,881	$1,895	$1,771	$5,372	$5,394
% of All Other revenues	19.2%	20.6%	19.7%	19.6%	20.1%

Total	$20,296	$24,321	$21,612	$60,382	$56,691
% of Total revenues	7.7%	9.0%	11.9%	7.9%	10.4%

Reconciling items (pretax):
North America	$4,946	$4,657	$1,245	$13,771	$6,898
Europe	--	--	--	--	3,742
All Other	--	--	--	--	--

Total	$4,946	$4,657	$1,245	$13,771	$10,640

Adjusted Operating Income:
North America	$18,859	$23,594	$16,985	$57,647	$51,034
% of North America revenues	8.6%	10.2%	11.9%	8.9%	12.0%
Europe	$4,502	$3,489	$4,101	$11,134	$10,903
% of Europe revenues	13.0%	11.3%	13.7%	11.7%	11.7%
All Other	$1,881	$1,895	$1,771	$5,372	$5,394
% of All Other revenues	19.2%	20.6%	19.7%	19.6%	20.1%

Total	$25,442	$28,978	$22,857	$74,153	$67,331
% of Total revenues	9.5%	10.7%	12.5%	9.7%	12.3%

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Service Type Results:
Management is presented with and reviews revenues and gross profit by service type. Revenues and gross profit information for Data Services, Voice Services, and Hotline Services are presented below:

	3Q07	2Q07	3Q06	3QYTD07	3QYTD06

Revenues:
Data Services	$46,350	$46,447	$47,083	$137,328	$152,568
Voice Services	160,686	169,815	82,281	464,140	233,620
Hotline Services	57,770	55,063	52,771	165,058	160,279

Total	$264,806	$271,325	$182,135	$766,526	$546,467

Gross profit:
Data Services	$14,236	$13,907	$14,794	$41,460	$45,800
% of Data Services revenues	30.7%	29.9%	31.4%	30.2%	30.0%
Voice Services	$54,566	$57,913	$32,145	$158,242	$91,156
% of Voice Services revenues	34.0%	34.1%	39.1%	34.1%	39.0%
Hotline Services	$27,883	$27,216	$26,463	$81,863	$81,268
% of Hotline Services revenues	48.3%	49.4%	50.1%	49.6%	50.7%

Total	$96,685	$99,036	$73,402	$281,565	$218,224
% of Total revenues	36.5%	36.5%	40.3%	36.7%	39.9%

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Same-office comparisons:
Management is presented with and reviews revenues on a same-office basis which excludes the effects of revenues from acquisitions since the earliest reported period thus allowing the comparison of same-office revenues from the earliest to current period under review. While the information provided below is presented on a consolidated basis, the revenue from acquisitions from first quarter Fiscal 2006 to third quarter Fiscal 2007 relates to North America Voice Services.
Information on revenues on a same-office basis compared to the same quarter last year is presented below:

	3Q07	3Q06	% Change

Revenues as reported	$264,806	$182,135	45%
Less revenues from offices added since 1Q06	(98,054)	(14,952)

Revenues on same-office basis	$166,752	$167,183	0%

Information on revenues on a same-office basis compared to the sequential quarter is presented below:

	3Q07	2Q07	% Change

Revenues as reported	$264,806	$271,325	(2)%
Less revenues from offices added since 2Q07	(1,343)	--

Revenues on same-office basis	$263,463	$271,325	(3)%

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Significant balance sheet ratios and other information:
Information on certain balance sheet ratios, backlog, and headcount is presented below. Dollar amounts are in millions.

	3Q07			2Q07			3Q06

Accounts receivable:
Gross accounts receivable	$198.2			$200.1			$133.9
Reserve $ / %	$13.8		7.0%	$14.8		7.4%	$8.3		6.2%

Net accounts receivable	$184.4			$185.3			$125.6

Net days sales outstanding	58 days			57 days			57 days

Inventory:
Gross inventory	$99.2			$96.8			$66.9
Reserve $ / %	$25.1		25.3%	$24.9		25.7%	$13.5		20.2%

Net inventory	$74.1			$71.9			$53.4

Net inventory turns	7.6	x		7.6	x		6.8	x

Six-month order backlog	$162			$165			$94

Team members	4,564			4,649			3,273

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746